EXHIBIT 99.1

                      PRESS RELEASE DATED DECEMBER 3, 2001







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NEWS RELEASE
FOR IMMEDIATE RELEASE

       First Greater Green River Basin Well in Wyoming Reaches Total Depth
             Burlington Resources Acquires 78 Miles of 2-D Seismic
                          and Spuds Second Well in AMI

DENVER - December 3, 2001 (PR Newswire) - Gasco Energy Inc. (OTC BB: GASE) today announced Burlington Resources (NYSE: BR) reached total depth on the Muddy Creek 33-27, the first well drilled under the Exploration Agreement between Burlington and Gasco Energy. The company announced that Burlington has captured nearly 80 miles of high resolution 2-D seismic over a portion of the 332,000 Area of Mutual Interest in the Greater Green River Basin of Wyoming. The companies are partners under an Exploration Agreement to explore and develop a series of deep natural gas plays in the Greater Green River Basin.

Burlington is the operator of the Muddy Creek 33-27 well. Pipe was set on the well and completion activities will commence after the end of winter lease stipulations. The second obligation well, the Grindstone Butte 41-8 began drilling operations. Burlington will continue drilling this well through the winter, as there are no stipulations on this lease. All drilling costs on these two wells will be borne 100% by Burlington. No further information was made available, with resulting production tests and log analysis kept strictly confidential.

As part of the Exploration Agreement, Burlington shot 78 miles of high-resolution 2-D seismic data before ceasing activities due to winter lease stipulations. Burlington will resume shooting the remaining 112 miles of seismic lines (for a total of 190 miles) around May 15, 2002, when the winter lease stipulations are expected to end. Costs are borne 100% by Burlington Resources. Computer processing and interpretation of the seismic data acquired to date will occur during the next few months which will allow the information to be used in designing a portion of Gasco's 2002/2003 drilling program.

Mark Erickson, Gasco Energy President and CEO said: "We are excited to step up the pace of our Wyoming activities. As part of our agreement with Burlington, we have full access to the seismic data and processing, and the results from drilling activities. This important information will help Gasco's technical team identify the most promising drilling prospects in this gas-rich basin. Given the highly competitive nature of the industry, Burlington and Gasco have decided to "tight-hole" all of the information gained from the drilling of these wells. We will release well-level details at an appropriate time."


About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 159,000 gross acres in Utah and has an Area of Mutual Interest agreement on


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332,000 acres in the Greater Green River Basin of Wyoming. Go to
www.gascoenergy.com to learn more about Gasco Energy, Inc.

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:

Media:
Mark Erickson, President
King Grant, Chief Financial Officer
(303) 483-0044

Investors Relations:
Peter Forward
(800) 645-9254



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